PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JULY 18, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes the Closing of the sale of Xradia to Carl Zeiss

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes the closing of the sale of Xradia to Carl Zeiss on Friday, July 12, 2013. Xradia will now operate under the new name of Carl Zeiss X-ray Microscopy, Inc.

Harris & Harris Group is an investor in privately held Xradia. We will receive up to $15.2 million in proceeds from the sale, including amounts to be held in escrow. As of March 31, 2013, we valued our securities of Xradia at $13,140,763, and our cost basis in Xradia is $4,000,000.

"The sale of Xradia to Carl Zeiss is another validation that the portfolio we have built over the past decade is beginning to mature," said Doug Jamison, CEO of Harris & Harris Group. "Looking forward, with the progress of our portfolio companies, we are excited that our investment thesis is beginning to be realized."

"We led the first institutional round of financing for Xradia. We are pleased to see Xradia's imaging solutions become part of the Carl Zeiss' family of products. A disruptive 3D x-ray technology from Xradia, in combination with the global outreach and operational excellence of Carl Zeiss, will bring Xradia's imaging tools into customers' hands around the globe," said Alexei Andreev, Executive Vice President and Managing Director at Harris & Harris Group. "We congratulate the founders and the management of Xradia for the successful outcome of their endeavor and hard work."

The Carl Zeiss press release can be accessed at http://corporate.zeiss.com/press-and-media/en_us/home.html.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.facebook.com and www.zeiss.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.